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                                                                       EXHIBIT 2
                             ARTICLES OF AMENDMENT

                                       OF

                         THE ARTICLES OF INCORPORATION

                                       OF

                        INMEDICA DEVELOPMENT CORPORATION



  Pursuant to the Revised Business Corporation Act of Utah, the undersigned Corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

  FIRST:  The name of the Corporation is InMedica Development Corporation.

  SECOND: The following amendment has been adopted by the Board of Directors pursuant to Utah Code Annotated 16-10a-602(1):

ATTACHED AMENDMENT INCORPORATED HEREIN BY REFERENCE (5 pages)

  THIRD: The amendment was adopted by the Board of Directors on August 31, 1995.

  FOURTH: The amendment was duly adopted by the Board of Directors without shareholder approval and shareholder action was not required.

  DATED the  25 day of  September , 1995.
            ---        -----------

                                    INMEDICA DEVELOPMENT CORPORATION



                                    /s/ Larry E. Clark
                                    -------------------------------
                                    By Larry E. Clark, President

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                                   AMENDMENT


  Pursuant to Article IV (b) of the Articles of Incorporation of InMedica Development Corporation, the Board of Directors has unanimously adopted the following amendment to the Articles of Incorporation as new Article IV(c):


One Million shares (1,000,000 shares) of Preferred Stock referred to in Article IV(b) are hereby designated as Series A Cumulative Redeemable Convertible Preferred Stock, $4.50 par value per share, (hereinafter called the "Series A Preferred Stock"), issuable for $4.50 per share upon the following terms and conditions:

A) Cash Dividends on Series A Preferred Stock.  (a)  The holders of the Series A
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Preferred Stock shall be entitled to receive, out of the funds of the
Corporation legally available therefor, cumulative cash dividends at the annual rate of eight percent (8%) of par value ($.36 per share per annum), payable in four equal quarterly installments of $.09 per share per quarter, on or before the following dates: January 31, April 30, July 31, and October 31. If the dividend on the Series A Preferred Stock for any dividend period shall not have been paid or set apart in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for payment for any class of common stock presently or hereafter issued and outstanding, or any classes or series of Preferred Stock hereafter issued, of the Corporation. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

(b)Cash dividends on the Series A Preferred Stock shall commence to accrue and shall be cumulative from the date of issuance of the Series A Preferred Stock, and thereafter from each subsequent anniversary date of the issuance thereof.

(c) No dividends shall be paid upon, or set apart for payment on any shares of the common stock of the Corporation or on stock of any other class ranking junior to the Series A Preferred Stock nor shall any distribution be made thereon, nor shall any shares

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     thereof be redeemed, retired or otherwise acquired by the Corporation for a valuable consideration unless and until the Board of Directors of the Corporation shall have duly and lawfully declared and paid in full (or set aside a sum sufficient for the payment thereof), all accumulated dividends required to be paid to the holders of the Series A Preferred Stock of the Corporation for the then current dividend period and all past dividend periods.

     B)  No Preemptive Rights.   No holder of the Series A Preferred Stock shall
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be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, except as provided in paragraph G hereof.

     C)  Redemption of Series A Preferred Stock.     (a)  The Series A Preferred
         --------------------------------------
Stock shall be redeemable in whole or in part, at the option of the Corporation (by resolution of its Board of Directors), at any time and from time to time, at $4.50 per share plus all dividends accrued and unpaid on such Series A Preferred Stock up to the date fixed for redemption, such option to be exercised by giving the notice hereinafter provided. The Preferred stockholders shall have no rights to require redemption of the Series A Preferred Stock by the Corporation.

(b) Notice of the exercise of an election by the Corporation, to redeem any shares of the Series A Preferred Stock, shall be given by the Corporation by mailing a copy of such notice, postage prepaid, not less than 90 or more than 120 days prior to the date designated therein as the date for such redemption, to the holders of record of the Series A Preferred Stock, addressed to them at their respective addresses appearing on the books of the Corporation.

(c) In the event that the Corporation redeems less than the entire amount of Series A Preferred Stock outstanding at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Corporation.

(d) Upon such redemption date, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price, the holders of shares of Series A Preferred Stock to be redeemed and to whom or by whom

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     notice has been duly given shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares except the right to receive the monies payable upon such redemption from the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Upon redemption of Series A Preferred Stock in the manner set out herein, or upon purchase of the Series A Preferred Stock by the Corporation, Series A Preferred Stock so acquired by the Corporation shall be cancelled and shall not be reissued as part of this Series A; provided, however, such shares may thereafter be reissued as part of a subsequent series, subject to all of the other applicable provisions of the Articles of Incorporation and of the Revised Utah Business Corporations Act (the "Act").

     D)  Voting Rights.  (a)  Except as by statute expressly required, the
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Series A Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of the stockholders.

     E)  Preference on Liquidation, etc.  In the event of any liquidation,
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dissolution or winding up of the affairs of the Corporation, whether  voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation (excluding accumulated dividends payable on any class or series of stock), the holders of the Series A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of $4.50 in cash for each share of Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of any class of the common stock of the Corporation. In the event, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining net assets of the Corporation are not sufficient to pay the holders of the Series A Preferred Stock, the full amount of their respective preferences, then the remaining net assets of the Corporation shall be divided among and paid to the holders of the Series A Preferred Stock.

     F)  Limitations on Corporation; Shareholder
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Consent.  So long as any shares of Series A Preferred Stock are outstanding, the
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Corporation shall not, without the affirmative vote or the written consent as provided by law or the Bylaws of the Corporation, of the holders of at least two/thirds of the outstanding shares of Series A Preferred Stock, voting as a class, change the preferences, rights or limitations with respect to the Series
A Preferred Stock, in any material respect prejudicial to the holders thereof, or increase the authorized number of shares of Series A Preferred Stock, but nothing herein contained shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with authorization, designation, increase or issuance of any class or series or stock ranking junior to the Series A
Preferred Stock, or (c) in connection with the creation of such additional series of Preferred Stock, $4.50 par value, having such powers and relative, participating, optional and other special rights as shall be stated in the resolution or resolutions providing for the issue of such series of Preferred Stock, $4.50 par value, as may be adopted by the Board of Directors prior to the issuance of shares thereof, in accordance with the Act, or (d) in connection with the issuance of any presently authorized but unissued shares of Preferred Stock, $4.50 par value; provided, however, that no such vote or written consent of the holders of the Series A Preferred Stock shall be required if, at or prior to the time when any such change is to take effect, provision is made for the redemption (in accordance with the provisions of and not earlier than at the date permitted by paragraph C hereof) of all shares of Series A Preferred Stock at the time outstanding, and provided further, that the provisions of this paragraph F shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

G)  Conversion Rights.  Upon ten days (10 days) prior written notice to the
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Corporation at its principal executive offices, any holder of the Series A
Preferred Shares may convert all or part of the holders' shares to common stock of the Corporation at the following rates during the specified periods: $.75 per common share on or before October 1, 1996 (6 common shares per share of Series A Preferred); $1.50 per common share on or before October 1, 1997 (3 common shares per share of Series A Preferred); $3.00 per common share after October 1, 1997

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(1.5 common shares per share of Series A Preferred).  For instance, the holder of 100,000 Series A Preferred Shares exercising conversion rights as to all such shares on or before October 1, 1996 would receive 600,000 restricted common shares of the Corporation; the same shareholder exercising all conversion rights after October 1, 1996, but before October 2, 1997 would receive 300,000 restricted shares; thereafter the same shareholder would receive 150,000 restricted shares upon exercise of all conversion rights. Payment for any fractional shares would be made in cash at $4.50 per share. Resale of shares issued upon conversion would be subject to the provisions of Rule 144 of the Securities and Exchange Commission. Any conversion by a single shareholder to common stock which results in ownership by the shareholder of 20% or more of the common stock of the Corporation, after taking into account the issuance of the shares, shall be as non-voting common stock until such conversion and issuance shall have been approved by the shareholders and shall be subject to the provisions of the Utah Control Shares Acquistion Act (Utah Code Annotated 61-6-
11).

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